Exhibit 2.1

PLAN OF REORGANIZATION

THIS PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of the 16th day of March, 2006 between Chino Commercial Bank, N.A. (the “Bank”) and Chino Commercial Bancorp “Holding Company”).

RECITALS

A.            The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has authorized capital of 10,000,000 shares of common stock, par value $3.33 per share, of which, at the date hereof, there are 818,453 shares of common stock issued and outstanding;

B.            The Holding Company is a corporation duly organized, validly existing and in good standing under the laws of California, and has authorized capital of 10,000,000 shares of common stock without par value, of which, as of the date hereof, there are 100 shares of common stock issued and outstanding, all of which are owned by Dann H. Bowman;

C.            The Board of Directors of the Bank and the Holding Company desire to engage in a reorganization transaction pursuant to 12 U.S.C. 215a-2 (the “Reorganization”) whereby all of the Bank’s issued and outstanding shares of common stock will be exchanged for newly issued shares of the Holding Company common stock, and the Bank will become a wholly-owned subsidiary of the Holding Company; and

D.            A majority of the entire Board of Directors of the Bank and the Holding Company, respectively, have approved this Agreement and authorized its execution.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of the Reorganization, the parties hereto agree as follows:

ARTICLE 1
Terms of Reorganization

1.1.          Reorganization. On the Effective Date (as defined in Section 3.1), subject to the provisions of Section 2.6 hereof, each issued and outstanding share of Bank common stock shall, pursuant to the Reorganization, be converted into and exchanged for the right to receive one share of Holding Company common stock. The Reorganization shall be in accordance with the provisions of 12 U.S.C. 215a-2 and shall be with the effect provided in subsection (d) of such Section.

1.2.          Charter and Bylaws. The Articles of Association of the Bank as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Articles of Association of the Bank, without change or amendment, and the Bylaws of Bank as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Bylaws of the Bank, without change or amendment. The Articles of Incorporation of the Holding Company as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Articles of Incorporation of the Holding Company, and the Bylaws of the Holding Company as in effect prior to the Effective Date shall, at end after the Effective Date, be the Bylaws of the Holding Company.

1.3.          Officers and Directors. On and after the Effective Date, the directors and officers of the Bank immediately prior to the Effective Date shall be the directors and officers of the Bank. Directors of the Bank shall serve until the next annual meeting of shareholders of the Bank and until such time as their successors are elected and have qualified. On and after the Effective Date, the directors and officers of the

Holding Company immediately prior to the Effective Date shall be the directors and officers of the Holding Company. Directors of the Holding Company shall serve until the next annual meeting of shareholders of the Holding Company and until such time as their successors are elected and have qualified.

1.4.          Capital. The amounts of capital stock, surplus and undivided profits of the Bank shall not be effected by the Reorganization except that, as of the Effective Date, all the outstanding shares of Bank common stock shall, by virtue of the Reorganization and without further action on the part of the Holding Company or the Bank, be deemed to be owned by the Holding Company.

1.5.          Rights and Privileges. On and after the Effective Date, all the rights, privileges, powers, franchises, facilities and immunities, as well as all the properties, real, personal and mixed, tangible and intangible, of Bank shall continue unaffected and unimpaired by the Reorganization.

1.6.          Further Cooperation. If at any time after the Effective Date any further conveyance, assignment or other documents, or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and director of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

1.7.          Offices. Upon the Effective Date, all of the offices of the Bank shall continue to be offices of the Bank and the principal office of the Bank shall continue to be the principal office of the Bank.

ARTICLE 2
Capital Stock

2.1.          Stock of the Bank. Subject to the provisions of Section 2.5 hereof, each share of common stock of the Bank issued and outstanding immediately prior to the Effective Date shall be converted into and exchanged for one share of common stock of the Holding Company. Immediately following the Effective Date, the Bank shall issue a certificate for Bank common stock to the Holding Company equal to the number of shares of Holding Company common stock outstanding immediately before the Effective Date.

2.2.          Exchange of Bank Stock for Holding Company Stock. On the Effective Date, each Bank shareholder of record at that date shall be entitled to receive one share of common stock of the Holding Company for each share of common stock of the Bank held on that date and the Holding Company shall issue that number of shares which shareholders are entitled to receive. On and after the Effective Date, certificates representing the issued and outstanding common stock of the Bank shall thereafter represent shares of common stock of the Holding Company, and such certificates may be exchanged by the holders thereof, after the Reorganization becomes effective, for new certificates for the appropriate number of shares bearing the name of the Holding Company. On and after the Effective Date, there shall be no registration of transfers on the stock transfer books of the Bank of shares of the Bank which were outstanding immediately prior to the Effective Date.

2.3.          Repurchase of Holding Company Common Stock. Immediately following the Effective Date, each of the 100 shares of Holding Company common stock issued and outstanding and owned by Dann H. Bowman immediately prior to the Effective Date shall be repurchased by the Holding Company for $10.00 per share.

2.4.          Rights to Stock Options. On and after the Effective Date, all outstanding options to purchase shares of common stock of the Bank granted pursuant to the Bank’s 2000 Stock Option Plan shall be assumed by and shall be deemed options to purchase shares of common stock of the Holding Company on the same terms and conditions, subject to the requirements of the Securities Act of 1933, as amended, and the California Corporate Securities Law, and for the same number of shares as have been agreed upon and set forth in the Bank’s Stock Option Plan and stock option agreements entered into pursuant thereto.

2.5.          Employee Benefit Plans. On and after the Effective Date, each share of common stock of the Bank held in trust or otherwise in connection with any and all of the Bank’s employee benefit plans, shall be converted into one share of common stock of the Holding Company. Such plans, including both of the Bank’s Stock Option Plans, and the Bank’s obligations thereunder shall be assumed by the Holding Company at the Effective Date and shall be subject to the same terms and conditions as existed prior to the Effective Date, subject to the requirements or the Securities Act of 1933, as amended, and the California Corporate Securities Law.

2.6.          Dissenting shares. Holders of shares of Bank common stock shall have dissenters’ rights in connection with the Reorganization pursuant to the provisions of 12 U.S.C. 215a-2(c).

ARTICLE 3
Effective Date

3.1.          Effective Date. The Reorganization shall become effective at the date and time specified by the Office of the Comptroller of the Currency (“OCC”) in its approval of an application pursuant to 12 U.S.C. 215a-2(a) or in any other supplemental document issued by the OCC. Such date shall be the “Effective Date” of the Reorganization.

ARTICLE 4
Approvals

4.1.          Shareholder Approval. This Agreement shall be submitted to the shareholders of Bank and Holding Company for approval and ratification, as provided by the applicable laws of the United States and California and in accordance with other applicable law. The approval of this Agreement by the Bank’s shareholders shall be deemed to include approval of such changes to this Agreement, if any, as may be required from time to time by any bank regulatory agency or department.

4.2.          Regulatory Approvals. The parties hereto agree that each shall proceed to and cooperate fully to obtain the regulatory approvals and consents and to satisfy the requirements prescribed by applicable law and/or regulation or which are otherwise necessary or desirable in connection with the completion of the Reorganization as outlined herein. Such regulatory approvals, consent and requirements shall include, but shall not be limited to the approvals and consents set forth in Article 5 herein.

ARTICLE 5
Conditions Precedent

5.1.          Conditions Precedent to the Reorganization. The Reorganization is subject to and conditioned upon the following:

(a)  Approval and ratification of this Agreement by the holders of not less than two-thirds of the outstanding shares of the Bank and a majority of the outstanding shares of the Holding Company as required by applicable law;

(b)  Receipt of all other approvals and consents, and satisfaction of all other requirements as are prescribed by applicable law in connection with the Reorganization including, but not limited to, approval of the OCC pursuant to 12 U.S.C. 215a-2 and non-disapproval by the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended;

(c)  Issuance (unless the same is waived by the parties hereto) of a favorable opinion from Hutchinson & Bloodgood, LLP, or such other firm as agreed by the parties hereto, in form and substance satisfactory to the parties and their counsel, with respect to the tax consequences to the parties and their shareholders resulting from the Reorganization; and

(d)  Performance by each party hereto of all its obligations under this Agreement.

ARTICLE 6
Termination

The Agreement may be terminated at any time upon the occurrence of any of the following events:

(a)  If any of the conditions set forth in Article 5 are not fulfilled within a reasonable period of time, such reasonable period of time to be determined by a majority of the Board of Directors of any of the parties, in their sole and absolute discretion; or

(b)  If any action, suit, proceeding or claim has been instituted, made or threatened, relating to the proposed Reorganization which makes consummation of the Reorganization inadvisable in the opinion of a majority of the Board of Directors or any of the parties; or

(c)  If for any reason consummation of the Reorganization is inadvisable in the opinion of a majority of the Board of Directors of any of the parties.

Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the parties hereto or their respective directors, officers, employees, agents or shareholders.

ARTICLE 7
Expenses

7.1.          Expenses of the Reorganization. All of the expenses of the Reorganization, including filing fees, printing and mailing costs, and accountants’ fees and legal fees shall be borne the Holding Company to the extent applicable, and otherwise by the Bank. In the event that the Reorganization is abandoned or terminated for any reason, all such expenses shall be borne by the Bank.

ARTICLE 8
Amendment, Modification, Etc.

8.1.          Amendment, Modification, Etc. The Bank and the Holding Company, by mutual consent of their respective Boards of Directors, to the extent permitted by law, may amend, modify, supplement and interpret this Agreement in such manner as may be mutually agreed upon by them in writing at any time before or after adoption thereof by shareholders of the Bank and the Holding Company; provided, however, that no such amendment, modification or supplements shall change any principal term hereof or the number or kind of shares to be issued by the Holding Company in exchange for each share of the Bank, except by the affirmative action of such shareholders as required by law.

8.2.          Counterparts. This Agreement may be executed in one or more counterparts.

8.3.          Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of California and the performance of the parties hereto and their respective duties and obligations hereunder shall be governed by such laws except as required by applicable provisions of federal law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first above written, pursuant to a resolution of its board of directors, acting by a majority.

CHINO COMMERCIAL BANK, N.A.

		By:	/s/ Dann H. Bowman
Dann H. Bowman, President

ATTEST:

By:	/s/ Jeanette L. Young
Jeanette L. Young
Secretary

CHINO COMMERCIAL BANCORP

		By:	/s/ Dann H. Bowman
Dann H. Bowman, President

ATTEST:

By:	/s/ Jeanette L. Young
Jeanette L. Young
Secretary